EXHIBIT 23.0




                          INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Enzon, Inc.:

We consent to incorporation by reference in the Registration Statement Nos. 333-18051 and 33-50904 on Form S-8 and Registration Statement Nos. 333-58269, 333-46117, 333-32093 and 333-1535 on Form S-3 of Enzon, Inc. of our report dated September 8, 1999, relating to the consolidated balance sheets of Enzon, Inc. and subsidiaries as of June 30, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1999, which report appears in the June 30, 1999 annual report on Form 10-K of Enzon, Inc.




                                                           /s/ KPMG LLP
                                                           KPMG LLP




Short Hills, New Jersey
September 28, 1999




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